UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – June 1, 2007

TXU CORP.
(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TXU ENERGY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	33-108876	75-2967817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01        Entry into a Material Definitive Agreement.

On June 1, 2007, TXU Properties Company (“TXU Properties”), an indirect wholly owned subsidiary of TXU Corp. (the “Company”), and U.S. Bank, N.A. (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as owner trustee of ZSF/Dallas Tower Trust, a Delaware grantor trust (the “Lessor”), amended the terms of that certain Lease Agreement, dated as of February 14, 2002, with respect to the Company’s headquarters building to, among other things, reflect the termination of the Guaranty Agreement and the Additional Guaranty Agreement described in Item 1.02 below and require that TXU Properties cause the Company or any affiliate of the Company other than TXU Properties to provide throughout the remaining term of the lease an irrevocable, standby letter of credit.  The requirement to provide a letter of credit replaces the Guaranty Agreement and the Additional Guaranty Agreement, which prior to termination thereof obligated the Company and/or TXU Energy Company LLC (“Energy Holdings”) to provide an additional guarantee from an entity having investment grade long-term debt ratings or an uncollateralized, irrevocable, standby letter of credit as a result of the March 2, 2007 downgrade by Standard & Poor’s Rating Services of Energy Holdings’ long-term debt ratings to below investment grade.

The amount of the initial letter of credit, which was provided on June 1, 2007 by Energy Holdings, is approximately $143.8 million.  The amount will be reduced from time to time as TXU Properties makes base rent payments under the lease until the amount of the letter of credit reaches a minimum required amount of $106.5 million in March 2010.  If any partial draw reduces the amount of the letter of credit below $106.5 million, TXU Properties will have 30 days to cause the amount of the letter of credit to be increased or to cause a replacement letter of credit to be provided so that the amount of the letter of credit or the replacement letter of credit is at least $106.5 million.

The beneficiary of the letter of credit is entitled to make a partial draw on the letter of credit upon each instance in which TXU Properties fails to make a payment of base rent when due.  The proper application by the beneficiary of the proceeds of any such partial draw shall cure any event of default that may have occurred under the lease as a result of TXU Properties’ failure to timely pay base rent.  The beneficiary is also entitled to make a full draw on the letter of credit in certain other circumstances, including without limitation if an event of default has occurred and is continuing under the lease, if any entity that is obligated to reimburse the issuing bank of the letter of credit becomes bankrupt, or if the letter of credit is not renewed prior to its expiration and TXU Properties fails to cause a replacement letter of credit to be provided at least 30 days prior to such expiration.

TXU Properties has the right at any time to cause any outstanding letter of credit to be replaced with another letter of credit that meets all of the requirements set forth in the lease, as amended.

ITEM 1.02        Termination of a Material Definitive Agreement.

Guaranty Agreement

On June 1, 2007, the Lessor and the assignee of the Lessor’s rights under that certain Guaranty Agreement, dated February 14, 2002, by the Company in favor of the Lessor, acknowledged and agreed that the Guaranty Agreement was, and the Company’s obligations thereunder were, terminated effective as of June 1, 2007.  The Guaranty Agreement and the Additional Guaranty Agreement described below were replaced with the letter of credit provided in accordance with the lease amendment described in Item 1.01 above.

Additional Guaranty Agreement

On June 1, 2007, the Lessor and the assignee of the Lessor’s rights under that certain Additional Guaranty Agreement, dated November 19, 2002, by Energy Holdings in favor of the Lessor, acknowledged and agreed that the Additional Guaranty Agreement was, and Energy Holdings’ obligations thereunder were, terminated effective as of June 1, 2007.  The Additional Guaranty Agreement and the Guaranty Agreement described above were replaced with the letter of credit issued in accordance with the lease amendment described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the following registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.
By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President, Treasurer and Assistant Secretary

TXU ENERGY COMPANY LLC
By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Treasurer and Assistant Secretary

Dated:  June 7, 2007